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                                                          Exhibit 12(a)
    THE POTOMAC EDISON COMPANY
     (THOUSANDS OF DOLLARS)


           COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
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                              12 Months  12 Months  Years Ended December 31,
                                Ended      Ended
                               6/30/97    6/30/96      1996       1995       1994       1993       1992
    Earnings:
        Net income              $81,040    $82,971    $78,175    $78,265    $81,983    $73,467    $67,476
        Fixed charges
           (see below)           51,156     51,496     50,947     51,982     47,329     44,501     40,156
        Income taxes             38,449     44,037     36,642     39,591     34,339     30,630     28,923
               Total Earnings  $170,645   $178,504   $165,764   $169,838   $163,651   $148,598   $136,555


    Fixed Charges:
        Interest on
          long-term debt        $47,644    $48,460    $47,982    $49,113    $44,706    $42,695    $38,081
        Other interest            2,242      2,279      2,215      2,066      1,750      1,107      1,311
        Estimated interest
           component of rental    1,270        757        750        803        873        699        764
        Total Fixed Charges     $51,156    $51,496    $50,947    $51,982    $47,329    $44,501    $40,156

    Ratio of Earnings
        to Fixed Charges           3.34       3.47       3.25       3.27       3.46       3.34       3.40

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